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Exhibit 99(c)

                               HECHINGER COMPANY
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (unaudited)
                                 (in thousands)

                                                                                              26 WEEKS ENDED
                                                                                  JULY 29, 1995            JULY 30, 1994
                                                                                  --------------           --------------
 CASH FLOWS FROM (USED IN) OPERATING ACTIVITIES

 Net earnings                                                                      $     10,306             $     26,013
 Adjustments to reconcile earnings to net cash provided by
     operating activities:
     Unusual charges                                                                    (18,641)                  (3,465)
     Depreciation and amortization                                                       28,949                   25,071
     Deferred income taxes                                                                5,716                      859
     Deferred rent expense                                                                  987                     (516)
                                                                                  --------------           --------------
                                                                                         27,317                   47,962
                                                                                  --------------           --------------
 CHANGE IN OPERATING ASSETS AND LIABILITIES

 Merchandise inventories                                                                 25,508                  (76,435)
 Other current assets                                                                    (1,539)                 (19,160)
 Accounts payable and accrued expenses                                                   24,767                   49,059
 Income taxes payable                                                                    (2,496)                   9,444
                                                                                  --------------           --------------
                                                                                         46,240                  (37,092)
                                                                                  --------------           --------------

 NET CASH FLOWS PROVIDED FROM OPERATIONS                                                 73,557                   10,870
                                                                                  --------------           --------------

 CASH FLOWS FROM (USED IN) INVESTING ACTIVITIES

 Expenditures for property, furniture, equipment and other
     assets, net of disposals                                                           (65,894)                 (81,196)
 Marketable securities:
     Purchases                                                                         (108,380)                (103,560)
     Proceeds from sales                                                                 98,526                  184,042
                                                                                  --------------           --------------
 NET CASH USED IN INVESTING ACTIVITIES                                                  (75,748)                    (714)
                                                                                  --------------           --------------

 CASH FLOWS FROM (USED IN) FINANCING ACTIVITIES
 Dividends paid to stockholders                                                          (2,831)                  (2,804)
 Stock options exercised                                                                     74                    2,203
 Other                                                                                   (1,066)                  (3,037)
                                                                                  --------------           --------------
 NET CASH USED IN FINANCING ACTIVITIES                                                   (3,823)                  (3,638)
                                                                                  --------------           --------------

 INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                        (6,014)                   6,518

 CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                                          26,252                   19,675
                                                                                  --------------           --------------

 CASH AND CASH EQUIVALENTS AT END OF PERIOD                                        $     20,238             $     26,193
                                                                                  ==============           ==============

 SUPPLEMENTAL INFORMATION
     Cash payments for income taxes                                                $      2,853             $      3,010
     Cash payments for interest, net of amount capitalized                         $     15,619             $     12,711

 See notes to consolidated financial statements.


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